UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) February 13, 2005



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



         STATE OF DELAWARE                  1-143           38-0572515
         -----------------                  -----           ----------
     (State or other jurisdiction of     (Commission     (I.R.S. Employer
     Incorporation or Organization)      File Number)   Identification No.)

     300 Renaissance Center,                              48265-3000
     Detroit, Michigan                                     (Zip Code)
     ----------------------------------------------------------------------
                    (Address of Principal Executive Offices)



        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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    (17 CFR 230.425)

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    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
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[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On February 13, 2005, Standard & Poor's Ratings Services (S&P) affirmed its ratings on General Motors Corporation (GM), General Motors Acceptance Corporation (GMAC) and all related entities. Their press release follows.

On February 14, 2005, Fitch Ratings (Fitch) stated that their ratings for GM and GMAC remain unchanged at "BBB" with a Negative Rating Outlook. Their press release follows.

On February 14, 2005, Moody's Investors Services, Inc. (Moody's) confirmed long-term ratings of GM and GMAC, but changed the outlook of both companies to negative from stable. Their press release follows.

On February 14, 2005, Dominion Bond Rating Service Limited (DBRS) confirmed ratings of GMAC and related subsidiaries, all with Stable trends, but has placed the ratings of GM and General Motors of Canada Limited "Under review with Negative Implications". Their press release follows:


Research Update: General Motors, GMAC Ratings Affirmed On Fiat Deal Termination Publication date: 13-Feb-2005
Credit Rating:          BBB-/Stable/A-3

Rationale
      Standard & Poor's Ratings Services today affirmed its ratings on General Motors Corp. (GM; BBB-/Stable/A-3), General Motors Acceptance Corp. (GMAC; BBB-/Stable/A-3), and all related entities. The rating outlooks remain stable. Consolidated debt outstanding totaled $301 billion at Dec. 31, 2004.
      The affirmation follows the announcement by GM and Fiat SpA (Fiat; BB-/Negative/B) of a settlement agreement under which GM will pay Fiat
(euro)1.55 billion and transfer to Fiat its 10% ownership stake in Fiat Auto Holdings B.V. (Fiat Auto), in conjunction with the termination of the Master Agreement between GM and Fiat and the transfer to GM by Fiat Auto of certain assets (see Standard & Poor's media release: "BULLETIN: Fiat's Agreement With GM A Neutral Development" published today). We believe GM has ample cash on hand, given its liquidity position of $23.3 billion at year-end 2004, excluding GMAC, to accommodate the (euro)1.55 billion payment. Termination of the Master Agreement and related measures should not add to the considerable operating challenges GM faces in turning around its problem-plagued European operations. Moreover, this agreement will eliminate the considerable uncertainty that had stemmed from the option provided for under the Master Agreement for Fiat to put its remaining stake in Fiat Auto to GM.
      The rating on GM reflects the benefits of its extensive sales finance business, which is conducted through GMAC, of GMAC's highly profitable mortgage business, and of substantial liquidity at both GM and GMAC. However, the rating also reflects the clouded prospects of GM's automotive operations, given increasingly competitive industry conditions in all of the company's core markets. Moreover, GM is burdened with a very large unfunded retiree medical liability, and Standard & Poor's sees little likelihood that this liability will be reduced during the next few years, either through concessions granted by labor or through government assistance.
      GM's consolidated net income in 2004 totaled a satisfactory $3.6 billion ($6.40 per share) before special items. Management has recently indicated that net income in 2005 is expected to total only $2.3 billion - $2.8 billion ($4.00 to $5.00 per share) before special items. The guidance for 2005 is broadly consistent with the near-term assumptions we made when we lowered GM's ratings on Oct. 14, 2004 (from BBB/Negative/A-2). The guidance suggests that GM will be only about breakeven in its automotive operations (after the allocation of legacy costs classified as "Corporate Other"), with GMAC contributing virtually all consolidated earnings. However, we believe there is the risk that the expected 2005 earnings level will not be achieved, particularly given management's indication that earnings in the current quarter will be only about breakeven, and then improve in the balance of the year--defying the normal seasonal pattern. Moreover, we believe it could be difficult for GM to improve earnings beyond 2005.

      GM continues to struggle in its two most important markets, North America and Europe. Despite robust industry sales and past success in cutting costs and improving the quality of its products, GM earned a relatively weak $1.2 billion after-tax in North America in 2004, before substantial impairment charges. GM has continued to lose market share in North America, even with aggressive discounting and higher sales to daily rental fleets. GM's earnings have been pressured by soaring health care costs: U.S. postretirement health care expense will increase by approximately $1 billion in 2005 from 2004 levels. Management is expecting offsetting cost-cutting actions to contain the extent of erosion in North American profitability this year--with net income decreasing to $500 million--but we believe this objective could be jeopardized with any material decline in industry volume, further market share erosion by GM, or intensified price pressures.
      Between new products introduced in late 2004 and those to be launched in 2005, GM will have updated about 25% of its sales volume; however, the earnings benefit will be limited, given the low-margin nature of most of these new products. Its all-important large/luxury sport utility vehicles (SUVs) and full-size pickups, which account for the bulk of its automotive earnings, will not be renewed until 2006 and 2007. Ford Motor Co. will also be renewing its major SUV products during 2006 and 2007, while Toyota Motor Corp. will be introducing a new full-size pickup during this period, for which it is constructing expanded production capacity. Moreover, we are concerned about recent signs of the maturing of demand for large/luxury SUVs.
      GM has been unprofitable in Europe since 1999, notwithstanding extensive restructuring actions. Accelerating losses during 2004 necessitated development of yet another turnaround plan, encompassing a 20% reduction of its European workforce and renewed efforts to enhance revenues. For 2005, management is anticipating a small reduction in net losses, to $500 million (before special items), down from $742 million in 2004. Taking account of the large restructuring charges we believe will stem from restructuring actions in Europe, GM's global automotive operations will be in a substantial loss position in 2005.
      Although GM had until recently been highly profitable in China, it is now suffering from a rapid, industrywide slowdown in demand growth. This decline could prove temporary, but it underscores the volatility of that market, where virtually all the world's automakers are investing heavily to expand their presence. GM's targeted net earnings in the Asia-Pacific region of $600 million in 2005 (compared with $729 million in 2004) is partly predicated on a strong rebound in market demand in China during the second half of 2005.
      The robust and relatively stable earnings contribution of GMAC is a critical factor supporting GM's current rating. In its automotive finance operations, GMAC has benefited in recent years from low credit losses and improving lease residual realizations. Although GMAC's unsecured borrowing spreads have widened, the company has benefited from low general interest rates and its access to low-cost asset-backed securitization (ABS) financing, taking advantage of its excellent asset quality. In the near term, expected rising interest rates will put pressure on GMAC's profit margin, but the effect will be muted by management's previous actions to lessen use of floating-rate debt.
      GMAC's mortgage unit has been able to sustain impressive profitability, even with the decline in residential mortgage industry volume, benefiting from growing market share in the residential sector, a countercyclical increase in mortgage-servicing income, increased fee-based business, and expansion in overseas markets. Management has stated that GMAC's overall net income in 2005 should total at least $2.5 billion, compared with a record $2.9 billion in 2004, and we view this as a realistic objective.
      Management is also expecting automotive cash flow (after capital expenditures, before pension and VEBA contributions, and dividends received from
GMAC) to deteriorate--to $2 billion in 2005 (before cash costs relating to restructuring actions in Europe), from $4.2 billion for 2004--partly as a result of higher planned capital spending. GMAC is expected to pay a dividend of $2 billion to the parent, up from $1.5 billion in 2004. Owing to favorable investment portfolio returns, we estimate that GM was able to reduce its worldwide unfunded pension level to a relatively small amount at year-end 2004, compared with an $8.6 billion deficit at year-end 2003, even with the adverse measurement effect of a downward revision of the discount rate. (These net liability figures do not include $13.5 billion of debt issued in 2003 to finance pension contributions.) However, even with $9 billion of VEBA contributions, favorable investment portfolio returns, and the estimated $4 billion benefit of the new Medicare prescription drug program, its U.S. unfunded retiree medical liability ($53.8 billion at year-end 2004) barely declined from the massive level ($54.5 billion) at year-end 2003 due to the effect on the liability of an upward revision of the assumed near-term health care cost trend rate, in light of recent adverse experience and a downward revision of the discount rate. Management has indicated that GM is unlikely to make additional pension fund or VEBA contributions for the next few years. We assume that the bulk of any surplus cash that materializes will be used to reduce other liabilities or to add to cash reserves.

Short-term credit factors.
      GM's short-term rating is 'A-3', the same as GMAC's. GM's fundamental challenges are short and long term in nature. However, GM's liquidity and financial flexibility minimize any potential for near-term financial stress.
      We believe GM will generate free cash flow (before pension and VEBA contributions, and dividends from GMAC, but taking account of working capital changes and capital expenditures) in 2005. Notwithstanding the high operating leverage--and the resulting volatility--experienced by automakers, we believe GM is highly unlikely to experience negative cash flow during the next year, even if industry conditions become significantly more difficult than expected. Moreover, GMAC should be able to continue paying substantial dividends to the parent without its financial leverage suffering appreciably.
      Key aspects of GM's financial flexibility and liquidity are as follows:
      -- A large liquidity position--Cash, marketable securities, and short-term VEBA funds totaled $23.3 billion at Dec. 31, 2004 (excluding GMAC);
      -- Moderate near-term, parent-level debt maturities--Long-term debt has an exceptionally high average maturity;
      -- In the wake of recent funding actions, GM faces neither ERISA-mandated pension fund contributions through this decade nor the need to make contributions to avoid Pension Benefit Guaranty Corp. variable-rate premiums; and
      -- As of Sept. 30, 2004, GM had unrestricted access to a $5.6 billion committed bank credit facility expiring in June 2008, $800 million in committed credit facilities with various maturities, and uncommitted lines of credit of $1.7 billion.
      GMAC has substantial ongoing funding needs. As of Sept. 30, 2004, short-term debt (including current maturities of long-term debt) was $87.6 billion, not including maturing off-balance-sheet securitizations. Reflecting the close linkage between GMAC and GM, GMAC's funding flexibility has suffered in recent years from the problems affecting GM's automotive operations. Thus, GMAC's unsecured bond spreads have been volatile, calling into question the extent to which GMAC can rely on consistent future access to the public unsecured debt market.
      However, GMAC has responded by taking the following actions:
      --   Accumulating a large cash position ($24.4 billion at Sept. 30, 2004);
      -- Expanding its relatively less-credit-sensitive retail debt issuance programs, such as its SmartNotes program;
      -- Diversifying its securitized funding channels, including expanding its bank conduit ABS and, recently, completing a securitization of lease assets;
      -- Entering the nascent whole-loan market and establishing committed, whole-loan sale flow agreements; and
      --   Commencing operations of GMAC Automotive Bank, a Utah-charted ILC.
      At Sept. 30, 2004, GMAC had a $4.6 billion syndicated line of credit committed through June 2005, $4.4 billion committed through June 2008, $4.6 billion of bilateral committed lines with various maturities, and $21.3 billion in uncommitted lines of credit. In addition, New Center Asset Trust (NCAT) had $19.5 billion of liquidity facilities committed through June 2005. Mortgage Interest Networking Trust (MINT) had $3.4 billion of liquidity facilities committed through April 2005. NCAT and MINT are qualified special-purpose entities administered by GMAC for purchasing assets as part of GMAC's securitization and mortgage warehouse funding programs. These entities fund the purchase of assets through the issuance of asset-backed commercial paper. GMAC also had $54.8 billion in funding commitments (of which $25.6 billion was unused) with third parties, including third-party asset-backed commercial paper conduits, that may be used as additional secured funding sources.
      A leverage covenant in the bank credit facilities restricts the ratio of consolidated debt to total stockholders' equity to no more than 11.0 to 1 (excluding on-balance-sheet securitized debt from the definition of consolidated debt). Per this definition, the debt-to-equity ratio was 8.0 to 1 at Sept. 30, 2004. This covenant would be problematic only if, contrary to our expectations, GMAC's access to the ABS market were disrupted. (GM and GMAC have no financial covenants or other credit triggers in financing arrangements that we view as potentially problematic.)
      GMAC's automotive asset composition is highly liquid, given that about half of its total gross receivables is due within one year and that a substantial portion of receivables is typically repaid before contractual maturity dates. However, GMAC is constrained in its ability to reduce the size of its automotive portfolio, given its need to support GM's marketing efforts. Given the liquidation of loans originated in recent years, GMAC's automotive asset levels are unlikely to increase substantially in the next one to two years, even if price competition in the auto sector remains intense as expected. As part of its funding diversification strategy, GMAC is pursuing opportunities to fund part of its commercial mortgage operations externally. In addition, we believe that if GM were to experience liquidity pressures, it could monetize GMAC's mortgage operations.

      GMAC has disclosed that it is considering a restructuring of its residential mortgage operations, involving placement of its two existing residential mortgage subsidiaries within a newly formed holding company. If this restructuring enables the existing, substantial intercompany advances extended by GMAC to the mortgage units to be refinanced externally, we believe it would represent a modest positive development for GM and GMAC because it would enhance funding flexibility. (Note: Given the establishment of separate funding channels and satisfactory corporate governance protections, and if our assessment of the separate business position and financial condition of the newly formed entity warranted this, we could rate this entity a notch or two higher than GM/GMAC, in keeping with our long-standing approach to rating non-captive finance subsidiaries of industrial parents. We believe such an approach would be appropriate under the assumption that, if the parent experienced financial distress, it would most likely divest a non-captive finance business rather than take actions that would harm the subsidiary's credit quality. Even so, the risks stemming from ownership affiliation could never be dismissed entirely. However, GMAC, given its predominantly captive role, will continue to be rated the same as GM. We regard GMAC and GM as a single economic entity, with effectively the same default risk, given their strategic importance to each other, GM's ability to influence GMAC's actions, and the ultimate risk that, in the unlikely event GM were to file for bankruptcy, this would precipitate a bankruptcy filing by GMAC.)

Outlook
      Although the outlook remains stable, our concerns regarding GM's ability to improve its competitiveness over a longer period have grown incrementally since the downgrade in October 2004. In coming months, we will further assess our views regarding GM's long-range prospects, focusing on the appropriateness of the stable rating outlook. We currently expect to complete this process by midyear. Of course, in keeping with our policy of continual surveillance, this would not rule out a more immediate review if developments warranted such action.


BULLETIN:         Fiat's Agreement With GM A Neutral Development
Publication date: 13-Feb-2005

      PARIS (Standard & Poor's) Feb. 14, 2005--Standard & Poor's Ratings Services said today the announcement that Fiat SpA (BB-/Negative/B) and General Motors Corp. (GM; BBB-/Stable/A-3) have reached an agreement pursuant to which GM will pay Fiat (euro)1.55 billion to terminate the Master Agreement including the put option with respect to Fiat's remaining ownership stake in its automotive unit, Fiat Auto Holdings B.V. ('Fiat Auto') and to acquire an interest in various assets, including diesel engine assets, will not directly impact Fiat's ratings. (For impact on GM, see Standard & Poor's media release "General Motors, GMAC Ratings Affirmed On Fiat Deal Termination", published today.)
      On the one hand, this cash settlement will provide Fiat with a substantial and welcome cash infusion, which will improve the group's stretched financial flexibility at a time when Fiat Auto is still generating negative cash flow and significant 2006 debt maturities are looming. We do not expect the acquisition by GM of selected diesel engine assets as likely to weaken Fiat's competitive position.
      On the other hand, Fiat gives up the potential to readily dispose of ailing Fiat Auto, which has incurred large losses over the past four years and which is now not expected to break even until at least 2006. Retaining the put option could have provided Fiat with a potential exit strategy, should the group fail to turn Fiat Auto around. On balance, Standard & Poor's views this transaction as neutral from a credit standpoint.

Fitch: No Ratings Changes For GM Following Fiat Settlement
14 Feb 2005 10:20 AM (EST)

      Fitch Ratings-New York-February 14, 2005: The settlement reached between GM and Fiat is in line with expectations previously incorporated into the ratings of GM and GMAC, and therefore will have no effect, according to Fitch Ratings. The ratings remain at 'BBB' with a Negative Rating Outlook, which has been in effect since October 2004 following a rating downgrade by Fitch.
      The settlement marginally weakens a GM balance sheet that has deteriorated over the past several years but also removes a large uncertainty regarding the ability of Fiat to exercise the put of its auto operations to GM. Future rating actions will continue to focus on the capacity of GM to improve profitability in its global auto operations through competitive product offerings and a significant reduction in its cost base during a period of unrelenting competition.
      The ratings and Outlook are based on numerous challenges to GM's operating and financial profile over the near term, including a deteriorating product mix that is coming under increasing competitive pressure, a car portfolio that remains weak, a long string of losses in Europe that will be difficult to reverse in the near term, a high and relatively inflexible fixed-cost structure, and significant post-employment benefit obligations. GM faces a difficult environment through 2005 as weak pricing, higher commodity costs, and rising health care costs combine with a trough in GM's product cycle. Profitability remains concentrated in large SUV and pickup segments that will be subject to increasing competition from transplants, while GM's key product rollout, the 900 series, will not be introduced until 2006 and 2007. In addition, recent sales trends could indicate that the market is transitioning away from the larger SUV segments that represent heavy GM volumes. In light of these challenges, it will be critical for GM to show continued progress in attacking its cost base.
      Of particular concern is the continuing pace of escalation in health care costs, which disproportionately disadvantages GM due to its legacy liabilities and represents perhaps the most significant cost headwind. GM faces a major challenge in introducing further structural reform to its health care liabilities, as changes are increasingly likely to be sought from organized labor. Fitch expects that this will be the major topic in 2007 labor contracts, although the escalation in health care costs and GM's operating profile indicate that GM may be forced to explore this issue with the union prior to 2007. However, GM has become much more aggressive in prefunding its health care liabilities through VEBA accounts, which have now reached $20 billion. Earnings on this portfolio are expected to offset a portion of the health care cost escalation being incurred by GM. Together with GM's pension assets that Fitch estimates at approximately $90 billion, assumed portfolio returns constitute a significant part of operating results. GM's recent announcements concerning 2005 expectations and its health care costs in particular, accentuate the difficulties facing the company but do not represent a significant deterioration from trends incorporated into the 2004 downgrade. The retention of a Negative Outlook indicates that the rating could be reviewed for further action at any time that Fitch views it as warranted.
      GM's balance sheet has lost substantial flexibility over the past several years, primarily resulting from the decision to boost funding of its pension assets. Total debt has increased substantially over the past several years, although liquidity remains adequate to maintain required capital investment programs. In addition, other GM assets, most notably Hughes and Direct TV, were monetized to boost pension contributions, reducing asset protection. Although benefits paid to retirees from GM's pension assets remain high, significant contributions over the past several years have reduced the likelihood of further required funding over the near term. Over the longer term, GM remains exposed to equity market underperformance in its pension assets as benefit payments from these assets will remain significant.

14 FEB 2005
Rating Action: General Motors Corporation

MOODY'S CONFIRMS Baa2 RATING OF GM AND Baa1/P-2 RATINGS OF GMAC; OUTLOOK CHANGED TO NEGATIVE FROM STABLE.

Approximately $150 Billion of Debt Affected.

      New York, February 14, 2005 -- Moody's Investors Service confirmed the Baa2 long-term rating of General Motors Corporation (GM) and the Baa1 long-term and Prime-2 short-term ratings of General Motors Acceptance Corporation (GMAC), but changed the outlook of both companies to negative from stable. The change in outlook follows the announcement that GM has agreed to pay Fiat S.p.A.
(euro)1.55 billion to terminate the Master Agreement between the companies and to realign their industrial relationships. Although the (euro)1.55 billion payment does not represent a significant erosion in GM's automotive liquidity position of $23 billion, this outflow comes as the company is facing increasing challenges in its competitive and operating environment. These challenges include the continued erosion in its North American market share position (26.2% for January 2005), still-high domestic inventory levels, elevated shipments to the daily rental segment, US incentive levels that remain elevated, and more negative prospects for the company's burdensome health care costs. The negative outlook reflects Moody's view that this more stressful environment, in combination with the (euro)1.55 billion Fiat transaction, will result in credit metrics that remain weak for the Baa2 level through 2006. In its ongoing assessment of GM's rating and outlook, Moody's will focus on the company's ability to remain on track for delivering more appropriate debt protection measures by 2007 as a result of various new product and cost cutting initiatives. In order to more solidly support the Baa2 rating, GM's credit metrics should approximate the following by 2007: EBITA margin should exceed 4%; fixed charge coverage should be in the 4.0 to 4.5 times range; retained cash flow to net total debt should exceed 50%; and free cash flow to total debt should be greater than 15%. For 2004, GM's metrics approximated the following:
EBITA margin of less than 1%; fixed charge coverage below 2 times; retained cash flow to net debt moderately in excess of 35%; and, free cash flow to total debt of about 10%.
      GM is undertaking a number of initiatives that could enable it to strengthen its performance from the weak levels that will be generated during 2005. These initiatives include: 1) a much more robust new product cadence in the US during late 2005 and continuing through 2007; 2) the continuation of a healthy new product cadence in Europe during 2005; and, 3) the achievement of approximately (euro)500 million in annual cost savings due to the elimination of up to 12,000 employees as part of its Europe restructuring. During the next twelve months Moody's expects to track GM's progress in implementing these initiatives and in laying the groundwork for stronger performance during 2007. Moody's near-term assessment of GM's prospects for sufficiently strengthening its 2007 performance will consider the company's ability to: 1) maintain US market share above 27% without relying on increased incentive levels; 2) demonstrate solid customer acceptance of the products launched during late 2005 in both the US and Europe; 3) reduce US inventory levels; 4) wean itself from a relatively high dependence on the US daily rental market; and 5) effectively restructure and strengthen its European operations as it unwinds the three-year-old joint venture with Fiat.
      Moody's change of GMAC's outlook to negative reflects the significant business ties between GM and GMAC that influence GMAC's origination volumes, asset mix, and asset quality. GMAC's outlook change did not result from a change in Moody's views regarding GMAC's intrinsic credit strength, including its resilient earnings base and strong liquidity. GMAC has appropriately evolved its funding profile by lengthening debt maturities and by tapping new sources of funding, taking advantage of the liquidity and high quality of its finance and mortgage assets. An important consideration in the rating differential between GMAC and GM is the expectation that GMAC's unsecured creditors would have superior asset recovery experience relative to the unsecured creditors of GM if the companies were to come under severe stress. Moody's will continue to monitor GMAC's capital levels and the relative characteristics of its pledged and unencumbered assets.

      Under the terms of the Fiat settlement, GM will pay Fiat (euro)1.55 billion to terminate the Master Agreement (including the put option) and to acquire an interest in key strategic diesel engine assets, and other important rights with respect to diesel engine technology. Moody's believes that the acquisition of the diesel engine assets and the related technology rights will enhance the company's strategic position in the European market by ensuring access to diesel engines. There is important long-term strategic and economic value to this component of the transaction. However, the amount paid by GM to relieve itself of the Fiat put exceeds the rating agency's expectations and contributes to the negative outlook.
      A key consideration in Moody's ongoing assessment of GM is the solid liquidity of the automotive operations. At year end 2004, the company had approximately $23 billion in cash, marketable securities and short-term VEBA. This compares with $32 billion in automotive debt that has an average maturity of approximately 19 years, with about $3 billion maturing during the next five years. This strong liquidity position affords the company a critical financial cushion as it attempts to implement its cost cutting initiatives and its new product program. Moody's notes, however, that the strength of GM liquidity position and its debt protection measures are moderated by the company's $54 billion unfunded OPEB liability.
      Moody's also recognizes that GM, despite the operational and competitive pressures it faces, generated over $4 billion in free cash flow during 2004. During 2005, free cash flow could approximate $2 billion prior to the outflows associated with the European restructuring and the payment associated with the Fiat settlement agreement.
      General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks. GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the worlds largest non-bank financial institutions.

Dominion Bond Rating Service Limited (DBRS)

General Motors Acceptance Corporation & Related Subsidiaries
Confirms at BBB (high) & R-1 (low)
Date of Release: February 14, 2005


Issuer                       Debt Rated         Rating        Rating    Trend
                                                Action
-------------------------------------------------------------------------------

General Motors Acceptance    Commercial         Confirmed     R-1       Stb
Corporation                  Paper                           (low)
--------------------------
General Motors Acceptance    Commercial         Confirmed     R-1       Stb
Corporation (N.Z.) Limited   Paper                           (low)
--------------------------
General Motors Acceptance    Commercial         Confirmed     R-1       Stb
Corporation (U.K.) plc       Paper                           (low)
--------------------------
General Motors Acceptance    Commercial         Confirmed     R-1       Stb
Corporation of Canada,       Paper (guar. by                 (low)
Limited                      GMAC)
--------------------------
General Motors Acceptance    Commercial         Confirmed     R-1       Stb
Corporation, Australia       Paper                           (low)
--------------------------
GMAC Bank GmbH               Commercial         Confirmed     R-1       Stb
                             Paper                           (low)
--------------------------
GMAC Commercial Mortgage     Commercial         Confirmed     R-1       Stb
Bank Europe, plc             Paper                           (low)
--------------------------
GMAC Commercial Mortgage     Commercial         Confirmed     R-1       Stb
Japan, K.K.                  Paper                           (low)
--------------------------
GMAC International Finance   Commercial         Confirmed     R-1       Stb
B.V.                         Paper                           (low)
--------------------------
GMAC, Australia (Finance)    Commercial         Confirmed     R-1       Stb
Limited                      Paper                           (low)
--------------------------
General Motors Acceptance    Long-Term Debt     Confirmed     BBB       Stb
Corporation                                                  (high)
--------------------------
General Motors Acceptance    Medium &           Confirmed     BBB       Stb
Corporation (N.Z.) Limited   Long-Term Debt                  (high)
--------------------------
General Motors Acceptance    Notes &            Confirmed     BBB       Stb
Corporation of Canada,       Debentures                      (high)
Limited                      (guar. by GMAC)
--------------------------
General Motors Acceptance    Medium &           Confirmed     BBB       Stb
Corporation, Australia       Long-Term Debt                  (high)
--------------------------
GMAC Bank GmbH               Medium &           Confirmed     BBB       Stb
                             Long-Term Debt                  (high)
--------------------------
GMAC Commercial Mortgage     Long-Term Debt     Confirmed     BBB       Stb
Funding, plc                                                 (high)
--------------------------
GMAC Commercial Mortgage     Medium &           Confirmed     BBB       Stb
Japan, K.K.                  Long-Term Debt                  (high)
--------------------------
GMAC International Finance   Medium &           Confirmed     BBB       Stb
B.V.                         Long-Term Debt                  (high)

      Dominion Bond Rating Service ("DBRS") has confirmed the above ratings of General Motors Acceptance Corporation ("GMAC"), with the trends remaining Stable.
      General Motors Corporation ("GM"), GMAC's wholly owned parent, announced on February 13, 2005, that GM has agreed to pay (euro)1.55 billion to Fiat S.p.A. ("Fiat") to terminate the Master Agreement (including the put option) and to acquire an interest in key strategic diesel engine assets and other important rights with respect to diesel engine technology and expertise. GM will take an after-tax charge to earnings of approximately US$840 million. DBRS has confirmed the ratings of GMAC and related subsidiaries, all with Stable trends, but has placed the ratings of GM and General Motors of Canada Limited "Under Review with Negative Implications", reflecting the weakening operating results and outlook.
      While DBRS's ratings for captive finance companies are typically equivalent to the credit strength of the operating parent ("parent"), DBRS policies have always provided the opportunity whereby a captive finance company ("captive") could be rated higher than the parent. Key general considerations for such an event include:
     (1) The value and first claim ability of the captive assets;
     (2) The relationship between the captive and the parent;
     (3) The stand-alone strength of the captive, and;
     (4) The level of ratings in the credit spectrum.

      Based on an evaluation of these factors and all the related sub-factors, DBRS has concluded that at the present time, the ratings for GMAC should be slightly higher than the base ratings for GM. Along with these considerations, DBRS continues to heavily weigh the strength of the parent in assessing the ratings of this and any other captive subsidiary (driven first and foremost by the captive's heavy dependence on the parent for products), which meaningfully limits the degree to which captives can be rated above their respective parent companies.
      Note: General Motors Acceptance Corporation of Canada, Limited; General Motors Acceptance Corporation (N.Z.) Limited; General Motors Acceptance Corporation, Australia; GMAC Bank GmbH, GMAC Commercial Mortgage Funding, plc; GMAC Commercial Mortgage Japan, K.K.; and GMAC International Finance B.V. debt is guaranteed by General Motors Acceptance Corporation.

                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                         (Registrant)

Date:  February 15, 2005             By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)